EXHIBIT 99.3
CONSENT OF JEFFERIES & COMPANY, INC.
      We hereby consent to (i) the inclusion in the proxy statement/prospectus of Renaissance Learning, Inc. (“Renaissance”) (the “proxy statement/prospectus”) forming a part of this Registration Statement of Renaissance on Form S-4 of our opinion dated January 24, 2005 to the Board of Directors of AlphaSmart, Inc. attached as Appendix C to the proxy statement/prospectus, and (ii) references to our name under the following captions in the proxy statement/prospectus: “Summary — Fairness Opinion of Jefferies & Company, Inc.,” “The Merger Agreement — Background of the Mergers,” “The Merger Agreement — Recommendation of AlphaSmart’s Board of Directors,” and “The Merger Agreement — Fairness Opinion of Jefferies & Company, Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Jefferies & Company, Inc.
February 23, 2005
B. Michael Marino
Managing Director
/s/ B. Michael Marino